UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2007

QUEPASA Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33105

Nevada	86-0879433
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7550 E. Redfield Rd.

Suite A

Scottsdale, AZ 85260

(Address of principal executive offices, including zip code)

480-348-2665

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 19, 2007, Quepasa Corporation (the “Company”) was advised by the NASDAQ Stock Market that it was not fully compliant with NASDAQ Marketplace Rule 4350 because Mr. Lionel Sosa: (i) whom the Company had determined was an independent director as defined in Marketplace Rule 4200; and (ii) who was a member of the Company’s Compensation Committee, Audit Committee, and Corporate Governance and Nominating Committee, had received a $300,000 payment from the Company on December 28, 2006, as reported in the Company’s Current Report on Form 8-K, filed on December 19, 2006. On January 20, 2007, at a regularly scheduled meeting of the Company’s Board of Directors (the “Board”), Mr. Sosa resigned from each of his Board committee positions and the Board appointed a new independent director, Malcolm Jozoff, to the Board and as the new chairman of the Audit Committee.

On January 22, 2007, the Company notified the NASDAQ Stock Market that: (i) Mr. Sosa had resigned from the Board committees that he served on; (ii) Mr. Jozoff had been elected to the Board and appointed as the new chairman of the Audit Committee; and (iii) no Board or committee actions occurred during the Company’s noncompliance period. As a result, the Company is once again in full compliance with NASDAQ Marketplace Rules with regard to the composition of its Board committees.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On January 20, 2007, upon the recommendation of the Corporate Governance and Nominating Committee, the Board increased its size from six members to seven and elected Malcolm Jozoff to fill the newly created vacancy as a non-employee director. Mr. Jozoff will serve on the Company’s Standards Committee and as chairman of the Audit Committee.

For his service as a non-employee director of the Company, Mr. Jozoff is eligible to receive 1,250 shares of unrestricted common stock of the Company, to be granted on the last day of each fiscal quarter of the Company. In addition, as chairman of the Audit Committee, Mr. Jozoff is eligible to receive an additional 625 shares of unrestricted common stock of the Company for each full fiscal quarter of service ending after January 20, 2007, to be granted on the last day of each fiscal quarter of the Company. As previously disclosed in the Company’s Current Report on Form 8-K filed on September 25, 2006, the compensation paid to non-employee directors will be granted pursuant to the terms of the 2006 Stock Incentive Plan (the “Plan”), which Plan is subject to stockholder approval. Similarly, the compensation paid to the chairpersons of the various Board committees will be granted pursuant to the Plan, subject to shareholder approval.

Adjustments in Compensation Arrangements

On January 19, 2007, the Compensation Committee approved the following compensation arrangements, effective as of January 1, 2007, for Charles B. Mathews, the Company’s Executive Vice President and Chief Financial Officer:

(i) an increase in his annual base salary from $90,000 to $125,000; and

(ii) an award of 30,000 options, subject to stockholder approval of the Plan, to purchase the Company’s common stock at an exercise price of $10.00 per share, vesting immediately, valid over a term of 10 years, and subject to the additional terms and conditions set forth in the Plan.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEPASA Corporation

Date January 24, 2007	/s/ Charles B. Mathews
Charles B. Mathews Executive Vice President and Chief Financial Officer